Exhibit 10.15.4
AMENDMENT TO THE
PERFORMANCE SHARE UNIT AGREEMENT
     This amendment (this “Amendment”) is entered into as of this 31st day of December, 2008, by and between Atlas Air Worldwide Holdings, Inc., a Delaware corporation (the “Company”), and                      (the “Employee”).
     WHEREAS, the parties hereto previously entered into a Performance Share Unit Agreement dated as of February 15, 2008 (the “PSU Agreement”); and
     WHEREAS, in order to facilitate determination by the Company of whether the performance criteria has been met, the parties hereto wish to amend the PSU Agreement to provide that determination of whether the performance criteria has been met and payment of the performance shares shall be made within the calendar year 2011;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Section 2(c) of the PSU Agreement is amended in its entirety to read as follows:
“(c) Delivery of Unit Delivered Shares. Subject to the terms of this Agreement and satisfaction of any withholding tax liability pursuant to Section 5 hereof, the Company shall promptly deliver to the Employee after the Determination Date but in any event within the calendar year 2011, a certificate or shall credit the Employee’s account so as to evidence the number of Unit Delivered Shares and Deferred Dividend Shares, if any, to which the Employee is entitled hereunder, as calculated in accordance with Section 2(b) above. Any former Employee, upon Disability or Termination of Service not for Cause, or the estate of any Employee, upon death, will continue to hold the vested portion of the Performance Share Award not terminated upon the Termination of Service, subject to the restrictions and all terms and conditions of this Agreement.
For purposes of this Agreement, the “Determination Date” means the date on which the Committee certifies (as required by Section 162(m) of the Internal Revenue Code) whether and at what level the Performance Criteria have been achieved. The Committee shall make such determination, and the payment of any Award under this Agreement shall be made, within the calendar year 2011.”

     2. Continued Validity of the PSU Agreement. Except as amended and superseded by this Amendment, the PSU Agreement will remain in full force and effect, will continue to bind the parties hereto. To the extent that the terms of this Amendment conflict or are inconsistent with the terms of the PSU Agreement, the terms of this Amendment will govern.
     3. Amendment Effective Date. This Amendment will become binding and effective on December 31, 2008.
     4. Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of law.
     5. Counterparts. This Amendment may be executed in several counterparts, each of which will be deemed to be an original, and all such counterparts when taken together will constitute one and the same original.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Performance Share Unit Agreement on the day and year first written above, to be effective as of December 31, 2008.

ATLAS AIR WORLDWIDE HOLDINGS, INC.		[Name of Employee]

By:
Name:
Title:

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